UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 24, 2011

ARI NETWORK SERVICES, INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation)	0-19608 (Commission File Number)	39-1388360 (IRS Employer Identification No.)

10850 West Park Place, Suite 1200 Milwaukee, Wisconsin (Address of principal executive offices)	53224 (Zip Code)

Registrant’s telephone number, including area code:  (414) 973-4300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 24, 2011, the Compensation Committee of the Board of Directors of ARI Network Services, Inc. (the “Company”) adopted a new equity performance bonus plan (the “Plan”) pursuant to which participants will be eligible to receive an award of restricted shares of the Company’s common stock based on the per share market price of the Common Stock on a pre-determined date.

While the Company’s Compensation Committee intends to designate other executive officers as participants in the Plan for future fiscal years, Roy W. Olivier, the Company’s President and Chief Executive Officer, is the only participant for fiscal 2012.  Under the Plan for fiscal 2012, Mr. Olivier will receive an award of restricted stock with a grant date fair value of $150,000 if the closing price per share of Company common stock on July 31, 2012 is at least $3.00.  To the extent the closing price per share on July 31, 2012 is less than $3.00, the Compensation Committee may, in its discretion, determine to grant Mr. Olivier a number of shares of restricted stock based on the Compensation Committee’s subjective assessment of the Company’s performance against key financial targets, investor relations program activity, peer group comparisons and other subjective factors as the Compensation Committee may deem appropriate in its discretion.  Any such subjective grant determination by the Compensation Committee will be subject to approval by the Company’s Board of Directors.  Any shares of restricted stock granted under the Plan will be subject to a four-year vesting period, at a rate of 25% per year in each of the four years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  October 28, 2011

ARI NETWORK SERVICES, INC.

By:

/s/ Darin R. Janecek

Darin R. Janecek
Chief Financial Officer, Treasurer and
Secretary

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